Portions of this agreement have been omitted and separately filed with the SEC with a request for confidential treatment.  The location of those omissions have been noted by  [**].

EXHIBIT 10.27

AMENDMENT TO DISTRIBUTION AGREEMENT

This Amendment (this “Amendment”) is entered into as of February 9, 2010, by and between ID Biomedical Corporation (“IDB”) and Henry Schein, Inc. (“HSI”).

HSI and IDB have entered into a certain Distribution Agreement for Fluviral influenza vaccine as of December 2, 2004 and have entered into certain amendments to that agreement from time to time (as amended, the “Agreement”).  In December 2005, IDB became a wholly owned subsidiary of GlaxoSmithKline Inc., a wholly owned subsidiary of GlaxoSmithKline plc and an affiliate of GlaxoSmithkline LLC d/b/a GlaxoSmithKline (“GSK”).  As a result of discussions between the parties in light of this fact, HSI and IDB desire to make certain amendments to the Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and upon the terms and subject to conditions set forth below, HSI and IDB, intending to be legally bound hereby, agree to amend the Agreement as follows:

1.   Definitions.  All capitalized terms used in this Amendment without definition shall have the meanings set forth in the Agreement.

2.   Minimum Quantity.  The text under the heading “Total Minimum Quantity per Flu Season” of Paragraph 1 of Schedule 1 of the Agreement is hereby amended and restated to read in full as follows:

“Subject to Sections 3.2 and 3.9 of the Agreement, the Minimum Quantity per Flu Season to be supplied by IDB and purchased by HSI shall be the lesser of (i) [**] ([**]) doses of Product (“Minimum Doses”) or (ii) [**] percent ([**]%) (“Minimum Percentage”) of Product that IDB ships to the Territory for sale or distribution in the Territory for such Flu Season; provided, however, that [**].”

3.   Purchase Price.  Paragraph 2(A)(iii) of Schedule 1 is amended and restated to read in full as follows:

“[**];”

4.   Transfer Price.  The second sentence of Paragraph 2(B) of Schedule 1 is amended and restated to read in full as follows:

“As used in this Agreement, “Transfer Price” shall mean [**].”

5.   Minimum Purchase Price.  The current Section 2(C) of Schedule 1 shall remain in full force and effect to the extent it applies to the 2009/2010 Flu Season (except as modified pursuant to Section 6 below) and all prior Flu Seasons, and the following paragraph shall be added to Section 2 (C) as a new paragraph and shall apply to the 2010/2011, 2011/2012, and 2012/2013 Flu Seasons:

[**] - Confidential or proprietary information redacted.

“[**].”

6.   Purchase Price for 2009/2010 Flu Season.  [**].

7.   Effect of Amendment.  Except as expressly modified by this Amendment, the terms and provisions of the Agreement shall remain in full force and effect.  In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

8.   Miscellaneous.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Amendment.

9.   Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each Party has caused this Amendment to the Agreement to be executed on its behalf by its duly authorized officer as of the date first above written.

ID Biomedical Corporation	Henry Schein, Inc.

By: /s/ Paul Pinsonnault	By: /s/ Mark E. Mlotek
Name: Paul Pinsonnault	Name: Mark E. Mlotek
Title: Senior Counsel & Secretary	Title: EVP, Corporate Business Development

 [**] - Confidential or proprietary information redacted.